Exhibit 3.1(r)(iii)



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     Article 1 of the Articles of Incorporation of the corporation, relating to the name of the corporation, is hereby amended to read in its entirety as follows:

               "1.  The name of the corporation is:

                    Financial Exchange Company of Pennsylvania, Inc."
     Article 5 of the Articles of Incorporation of the corporation, relating to authorized shares of the corporation, is hereby amended to read in its entirety as follows:

               "5. The aggregate number of shares which the corporation shall have authority to issue is: One thousand (1,000) shares of capital stock, par value Five Hundred Dollars ($500.00) per share."

     Article 7 of the Articles of Incorporation of the corporation, relating to cumulative voting, is hereby added to read in its entirety as follows:

               "7. No holder of any class of shares of the corporation shall be entitled to cumulate his votes at any election of directors."

     Article 8 of the Articles of Incorporation of the corporation, relating to pre-emptive rights of shareholders, is hereby added to read in its entirety as follows:

               "8. Shareholders of the corporation shall have no pre-emptive right to acquire additional, unissued, or treasury shares of the corporation."






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                          COMMONWEALTH OF PENNSYLVANIA
                               DEPARTMENT OF STATE

     TO ALL TO WHOM THESE PRESENTS SHALL COME, GREETING:

          WHEREAS, In and by Article VIII of the Business Corporation Law, approved the fifth day of May, Anno Domini one thousand nine hundred and thirty-three, P.L. 364, as amended, the Department of State is authorized and required to issue a

                            CERTIFICATE OF AMENDMENT

     evidencing the amendment of the Articles of Incorporation of a business corporation organized under or subject to the provisions of that Law, and
          WHEREAS, The stipulations and conditions of that Law pertaining to the amendment of Articles of Incorporation have been fully complied with by

               UNIVERSAL MONEY EXCHANGE, INC.
               name changed to
               FINANCIAL EXCHANGE COMPANY OF PENNSYLVANIA, INC.

          THEREFORE, KNOW YE, That subject to the Constitution of this Commonwealth and under the authority of the Business Corporation Law, I do by these presents, which I have caused to be sealed with the Great Seal of the Commonwealth, extend the rights and powers of the corporation named above, in accordance with the terms and provisions of the Articles of Amendment presented by it to the Department of State, with full power and authority to use















































     NYFS06...:\47\41847\0008\1710\FRMD146C.160


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     and enjoy such rights and powers, subject tot all the provisions and restrictions of the Business Corporation Law and all other applicable laws of this Commonwealth.

                         GIVEN under my Hand and the Great Seal of the Commonwealth, at the City of Harrisburg, this 13th day of February in the year of our Lord one thousand nine hundred and seventy-nine and of the Commonwealth the two hundred and third

                                   /s/ Barton A. Fields
                                   --------------------------------
                                    Acting Secretary of the
                                        Commonwealth






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